    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2002,
                           REGISTRATION NO. 333-52552



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 2 TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  H.T.E., INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            FLORIDA                                             59-2133858
(STATE OR OTHER JURISDICTION OF                               (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)


                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                37,740 SHARES OF COMMON STOCK ISSUED PURSUANT TO
       H.T.E., INC. 1997 EMPLOYEE INCENTIVE COMPENSATION PLAN, AS AMENDED
                            (FULL TITLE OF THE PLANS)



                             JOSEPH M. LOUGHRY, III
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  H.T.E., INC.
                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)



                                 (407) 304-3235
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                    COPY TO:
                             SANDRA C. GORDON, ESQ.
                             GREENBERG TRAURIG, P.A.
                       450 SOUTH ORANGE AVENUE, SUITE 650
                             ORLANDO, FLORIDA 32801
                                 (407) 420-1000

                                EXPLANATORY NOTE

         H.T.E., Inc. (the "COMPANY") has prepared and filed this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), to register for resale up to 37,740 shares of common stock, par value $.01 (the "COMMON STOCK"), issued to certain selling shareholders who are directors of the Company in connection with the Company's 1997 Employee Incentive Compensation Plan, as amended (the "PLAN"). The Company has previously filed registration statements on Form S-8 to initially register all of the shares authorized under the Plan and those registration statements, File Nos. 333-34109, 333-81891 and 333-52552, are incorporated herein by reference. Under cover of this Form S-8 is a Resale Prospectus that the Company has prepared in accordance with Part I of Form S-3 of the Securities Act. The Resale Prospectus may be utilized for re-offerings and re-sales of up to 37,740 shares of Common Stock acquired by the selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The Company will send or give the documents containing the information specified in Part I of Form S-8 to employees or consultants as specified by Rule 428(b)(1) of the Securities Act. The Company does not need to file these documents with the Securities and Exchange Commission (the "COMMISSION") either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

                                RESALE PROSPECTUS

                                  H.T.E., INC.

                           37,740 SHARES COMMON STOCK
                                ($.01 PAR VALUE)

                             ISSUED PURSUANT TO THE
       H.T.E., INC. 1997 EMPLOYEE INCENTIVE COMPENSATION PLAN, AS AMENDED

         This Prospectus may be used by certain individuals (named under the caption and hereafter called the "SELLING SHAREHOLDERS") in connection with their sales of an aggregate of 37,740 shares (the "Shares") of common stock, $.01 par value (the "COMMON STOCK"), of H.T.E., Inc. (the "COMPANY" or "HTE") issued to them as compensation for services to be rendered by them as directors of the Company under the H.T.E., Inc. 1997 Employee Incentive Compensation Plan, as amended (the "PLAN"). The Company expects that Selling Shareholders who choose to offer and sell their Shares will do so from time to time in ordinary market transactions at then-current market prices for shares of Common Stock on the Nasdaq National Market, or in other transactions at negotiated prices. The Company will pay the expenses of this Prospectus but will receive no part of the proceeds of any such sales.

         The Selling Shareholders might be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), in which event any discounts, concessions or commissions that they receive, which are not expected to exceed those customary in the types of transactions involved, may be deemed to be underwriting commissions under the Securities Act.

         The Common Stock is traded on the Nasdaq National Market ("NASDAQ NMS") under the symbol "HTEI." On March 26, 2002, the average high asked price and low bid price for one share of Common Stock on the Nasdaq NMS was $3.94.


         SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this Prospectus is March 28, 2002.

                                TABLE OF CONTENTS

Available Information........................................................  3
Incorporation of Certain Documents by Reference..............................  3
The Company..................................................................  4
Risk Factors.................................................................  6
Use of Proceeds.............................................................  13
Selling Shareholders........................................................  13
Plan of Distribution........................................................  14
Limited Liability and Indemnification.......................................  15



                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). In accordance with the Exchange Act, the Company files reports, proxy statements, and other information with the Securities and Exchange Commission (the "COMMISSION"). The Company has also filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the Shares to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement.

      You can inspect and copy the registration statement described above, its exhibits, and the reports, proxy statements, and other information that the Company files with the Commission, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material by mail at prescribed rates from the Commission's Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access such material at the Commission's home page or the Internet at http:/www.sec.gov.

      The Common Stock is listed on the Nasdaq NMS, and reports, proxy statements, and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Company will furnish without charge, upon written or oral request, to any person, including any beneficial owner to whom this Prospectus is delivered, a copy of any information that has been incorporated in this Prospectus by reference. Requests should be directed to Investor Relations, H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32746, telephone number (407) 304-3235.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The contents of the Company's registration statements on Form S-8 (File Nos. 333-34109, 333-81891 and 333-52552), including all amendments thereto, previously filed by the Company with the Commission, are incorporated herein by reference and made a part hereof. The following documents filed with the Commission pursuant to the Exchange Act or the Securities Act are also incorporated herein by reference and made a part hereof:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 2001.

         2.       The Company's Current Report on Form 8-K dated February 13,
                  2002.

         3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, File Number 0-22657, filed on June 5, 1997, and any reports or amendments to the foregoing filed with the Commission for the purpose of updating such descriptions.

         All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

                                   THE COMPANY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE.

         We develop, market, implement and support fully-integrated enterprise-wide application software, Internet and wireless solutions designed specifically for public sector organizations, including state, county and city governments, other municipal agencies and both public and private utilities. We also develop custom solutions for use by Federal agencies including FEMA and the Census Bureau. For over 20 years, we have focused our applications, business and marketing exclusively on the public sector and utilities and have established ourself as a market leader. Our fully-integrated enterprise-wide software applications are designed to enable these organizations to improve delivery of services, reduce costs, enhance revenue collection, operate within budgetary constraints, comply with government regulations and improve overall operating efficiencies. Our Total Enterprise Solution(R) currently includes more than 50 applications addressing six functional areas: financial management, community services, public safety, justice, utility management and K-12 school administration. Our products operate as integrated suites of applications or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors. As part of our strategy to provide a completely integrated solution to our customers, we also provide related services, including consulting, implementation, education and training.

         As of December 31, 2001, our customers consisted of more than 2,200 offices, agencies and utility companies in the U.S., Caribbean and Canada, including installations in all 50 U.S. states. We market and sell our products primarily through a direct sales force. Our focus on the public sector and utilities industries has allowed us to develop significant expertise in these industries and to design feature-rich solutions that address the specific needs of these organizations.

     The public sector marketplace is composed of federal, state, county and city governments, other municipal agencies and publicly owned utilities. The local government market comprises over 3,000 counties and over 19,000 municipalities in the U.S., not including school districts, townships and special governmental districts. The utility market includes approximately 1,800 water, gas and electric utilities, each serving between 25,000 and 500,000 consumers. With respect to public safety agencies, there are approximately 50,000 police, fire and emergency service agencies in the U.S.

     In the 1970s and 1980s, local governments and utility companies began to use computerized operations management systems principally based on mainframe computers and later based on minicomputers. These legacy systems typically use proprietary operating systems and database software and are frequently developed on a custom basis to meet the specific needs of a customer. The proprietary and custom nature of legacy systems often limits their accessibility and interoperability with other software applications, systems and resources. Further, these systems often do not address current needs and are becoming increasingly difficult and expensive to maintain, update and change. Currently, many public sector organizations are faced with a pressing need to integrate mission-critical functions and databases by replacing stand-alone applications and customized software with cost-effective enterprise-wide solutions that improve overall operational efficiencies and manage the flow of information between departments.

     We offer fully-integrated enterprise-wide software solutions designed to automate and integrate the operations of public sector organizations. We have designed our products based on the philosophy that complete application integration is essential for the effective sharing of information across an organization. Offering enterprise-wide integration, our applications provide more than simple integration; they work together seamlessly, sharing functions and eliminating redundant data and repetitive tasks. Transactions are processed by a single application, and the information is immediately ready for use by other interfaced applications. The license fee for a typical sale ranges from approximately $80,000 to $500,000, depending on hardware configurations, number of users and applications licensed.

      The applications in our Financial Management Systems provide a comprehensive fund accounting system that includes general ledger, budgeting, accounts payable, project and grant management and financial reporting. Our Community Services Systems provide a centralized land and location database solution that expedites access to property data, building licenses and permits, code enforcement proceedings, planning and zoning processes, appraisal and assessments, and tax and billing collections. Our Public Safety Systems provide police, fire and emergency medical responders with a complete public safety solution through an integrated suite of applications which provide immediate mobile access to vital information. Our integrated Justice Systems provide a complete centralized system for managing information and activities associated with jails, court cases, juries, probation, prosecution, public defense and return of service. Our Utility Systems provide a suite of integrated products designed to handle a full range of utility services including electric, water, gas and others. Our K-12 School Administration applications address four key areas: general accounting, payroll, human resources and student administration, and incorporate a variety of standard features and functions to provide ease of use, customization capabilities and reporting flexibility. Our applications are designed to work together seamlessly and allow users to share functions and eliminate redundant data and repetitive tasks.

      In addition to offering a comprehensive suite of applications, we provide maintenance services and a complete range of professional services, including system planning and implementation, project management, training and education, and custom applications analysis, design and development. We market and sell our products through a direct sales force and employ a variety of business development and marketing techniques to communicate directly with current and prospective customers.

      Our principal executive offices are located at 1000 Business Center Drive, Lake Mary, Florida 32746 and its telephone number is (407) 304-3235.

                                  RISK FACTORS

      IN CONSIDERING MATTERS SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH AND INCORPORATED BY REFERENCE TO THIS PROSPECTUS.

WE EXPERIENCE FLUCTUATIONS IN QUARTERLY OPERATING RESULTS RELATED TO SIGNIFICANT CONTRACTS sIGNED TOWARDS THE END OF tHE QUARTER.

         Our revenues and operating results are subject to quarterly and other fluctuations resulting from a variety of factors. Such factors include the budgeting and purchasing practices of our customers, the length of customer evaluation processes for our solutions and the timing of customer system conversions. Because a substantial portion of revenues may not be generated until the end of each quarter, we may not be able to adjust or reduce spending in response to sales shortfalls or delays. In addition, our expense levels are based, in significant part, on our expectations of future revenues and are therefore relatively fixed in the short term. If revenues fall below expectations, net income is likely to be adversely affected. These factors can cause significant variations in operating results from quarter to quarter. We believe that quarter to quarter comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

OUR BUSINESS DEPENDS ON ACCEPTANCE OF OUR PRODUCTS AND SERVICES BY GOVERNMENTAL AGENCIES THROUGH A REGULATED AND PROTRACTED PROCESS.

         Substantially all of our revenues to date have been attributable to sales of software and services rendered to state, county and city governments, other municipal agencies and publicly owned utilities. We expect that sales to public sector customers will continue to account for substantially all of our revenues in the future. The sales cycle associated with the purchase of our products is typically complex, lengthy and subject to a number of significant risks, including customers' budgetary constraints and governmental acceptance reviews over which we have little or no control.

         For each contract with a public sector customer, we are typically subject to a protracted procurement process. The process can include one or more of the following hurdles:

          -    a detailed written response to product demonstrations;

          -    the design of software that addresses customer-specified needs;

          -    the integration of our products and third party products;

          -    political influences;

          -    award protests initiated by unsuccessful bidders; and

          - changes in budgets or appropriations which are beyond our control.

         Contracts with public sector customers are typically subject to procurement policies which may be onerous and may include profit limitations and rights of the agency to terminate for convenience or if funds are unavailable. Some public sector customers require liquidated damages for defective products and/or for delays or interruptions caused by system failures. Payments under some public sector contracts are subject to achieving implementation milestones, and we have had, and may in the future have, differences with customers as to whether milestones have been achieved.

         Government organizations require compliance with various legal and other special considerations in the procurement process. The adoption of new or modified procurement regulations could increase our costs of competing for sales or impact our ability to perform government contracts, which could adversely affect us. Any violation, intentional or otherwise, of these regulations could result in the imposition of fines and/or debarment from award of additional government contracts, which could have a material adverse effect on us.

OUR BUSINESS AND OPERATING RESULTS COULD SUFFER IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY.

         In the past, we have grown significantly through acquisitions and expanded operations. This growth resulted in new and increased responsibility for management personnel and placed additional demands upon our operational, administrative and financial resources. To compete effectively and manage potential future growth, we must continue to implement and improve information systems, procedures and controls and expand, train, motivate and manage our staff. These demands will require the addition of new management and other qualified personnel. We cannot assure you that our personnel, systems, procedures and controls will be adequate to support our future operations or to integrate successfully operations and personnel of acquired entities. Any failure to implement and improve our operational, financial and management systems, to integrate operations of acquired businesses or to expand, train, motivate or manage employees could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE UNABLE TO HIRE, INTEGRATE OR RETAIN QUALIFIED PERSONNEL.

         Our continued success will depend upon the availability and performance of our key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect us. We believe that our continued success will depend in large part upon our ability to attract, integrate and retain such personnel. We have at times experienced and continue to experience difficulty in recruiting qualified personnel. Competition for qualified software development, sales and other personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel.

WE MUST RESPOND TO RAPID TECHNOLOGICAL CHANGES TO BE COMPETITIVE.

         The market for our products is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. As a result, our future success will depend, in part, upon our ability to continue to enhance existing products and develop and introduce in a timely manner or acquire new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. We cannot assure you that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. Further, we cannot assure you that products, capabilities or technologies developed by others will not render our products or technologies obsolete or noncompetitive. If we are unable to develop or acquire on a timely and cost-effective basis new software products or enhancements to existing products, or if such new products or enhancements do not achieve market acceptance, our business, operating results and financial condition may be materially adversely affected.

WE MAY HAVE DIFFICULTY INTEGRATING BUSINESSES AND/OR GENERATING ACCEPTABLE RETURNS FROM FUTURE ACQUISITIONS.

         As part of our long-term growth strategy, we evaluate the acquisition of other companies, assets or product lines that would complement or expand our business in attractive geographic or service markets or that would broaden our customer relationships. We cannot assure you that we will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into our operations. The success of any completed acquisition will depend in large measure on our ability to integrate the operations of the acquired business with our operations and otherwise to maintain and improve the results of operations of the acquired business. Acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on our business, financial condition and results of operations. Although we conduct due diligence reviews of potential acquisition candidates, we may not identify all material liabilities or risks related to acquisition candidates.

         We may elect to finance acquisitions with debt financing, through the issuance of common stock or other securities convertible into common stock, or any combination of the foregoing. We cannot assure you that we will be able to arrange adequate financing on acceptable terms. If we were to consummate one or more significant acquisitions in which the consideration consisted of stock, our shareholders could suffer dilution of their interests in our company. Most of the businesses that might become attractive acquisition candidates for us are likely to have significant intangible assets. Acquisition of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to us, which would reduce future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as write-offs or write-downs of acquired research and development costs, which could have a material adverse effect on our results of operations for the accounting period in which such charges are incurred.

WE FACE SIGNIFICANT COMPETITION FROM OTHER VENDORS AND POTENTIAL NEW ENTRANTS INTO OUR MARKETS.

         We believe we are a leading provider of integrated enterprise-wide solutions for the public sector and utility markets. However, we face competition from a variety of software vendors that offer products and services similar to those offered by us, and from companies offering to develop custom software. Certain competitors have greater technical, marketing and financial resources. We also compete with in-house management information services staffs.

         We believe the market is highly fragmented with a large number of competitors that vary in size, primary computer platforms and overall product scope. We compete from time to time with the following:

          - the consulting divisions of national and regional accounting firms;

          - publicly held companies which focus on selected segments of the public sector and utilities markets including PeopleSoft, Inc., Systems & Computer Technology Corp., J.D. Edwards & Company, Inc., SunGard Data Systems, Inc., Tyler Technologies, Inc. and EZ-gov; and

          -    a significant number of smaller companies.

         We cannot assure you that such competitors will not develop products or offer services that are superior to our products or services or that achieve greater market acceptance.

         We could face additional competition as other established and emerging companies enter the public sector software application market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third-parties, thereby increasing the ability of their products to address the needs of our prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Further, competitive pressures could require us to reduce the price of its software licenses and related services. We cannot assure you that we will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon our business, operating results and financial condition.

WE ARE DEPENDENT ON KEY SUPPLIERS AND STRATEGIC RELATIONSHIPS FOR OUR PRODUCTS.

         We purchase certain key components of our products from single or limited source suppliers. Those components include the adapter code and certain application development tools. There are relatively few suppliers for certain of those components. We currently have relatively few agreements that would assure delivery of such components from our suppliers. Generally, these contracts are terminable by either party upon 60 to 90 days notice. Establishing additional or replacement suppliers for any of the numerous components used in our products, if required, may not be accomplished or could involve significant additional costs. The ability of any of our suppliers to provide functional components in a timely manner, or our inability to locate qualified alternative suppliers for components at a reasonable cost, could adversely affect our business, financial condition and results of operations. Our success also depends in part upon our alliances and relationships with leading hardware and software vendors. Any change in these relationships could have an adverse effect on our financial performance while we seek to establish alternative relationships. Further, we may need to establish additional alliances and relationships in order to keep pace with changes in technology and we cannot assure you that such additional alliances will be established.

OUR PRODUCTS ARE COMPLEX AND, AS SUCH, WE RUN THE RISK OF ERRORS OR DEFECTS WITH NEW PRODUCT INTRODUCTIONS OR ENHANCEMENTS.

         Software products as complex as those developed by us may contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although we have not experienced material adverse effects resulting from any such defects or errors to date, we cannot assure you that material defects and errors will not be found after commencement of product shipments. Any such defects could result in loss of revenues or delay market acceptance.

         We market complex, mission-critical, enterprise-wide applications. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or judicial decisions. The sale and support of software by us may entail the risk of such claims, which may be substantial. A successful product liability claim brought against us could have a material adverse effect upon our business, operating results and financial condition.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS.

         We regard certain features of our internal operations, software and documentation as confidential and proprietary. We rely on a combination of contract and trade secret laws and other measures to protect our proprietary intellectual property. We do not own any patents and, under existing copyright laws, have only limited protection for our intellectual property. We believe that, due to the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of our employees, frequent product enhancements and timeliness and quality of support services.

         We provide our products to customers under exclusive licenses, which generally are non-transferable and have a perpetual term. We generally license our products solely for the customer's internal operations and only on designated computers. In certain circumstances, we make enterprise-wide licenses available for select applications. Although we currently provide object code to our customers and not source code, we historically provided source code to our customers for several products. We have escrowed and continue to escrow our source code for the benefit of all customers. A misappropriation or other misuse of our intellectual property, including source codes previously delivered to customers, could have an adverse effect on us. Further, we cannot assure you that third parties will not assert infringement or misappropriation claims against us in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming and result in costly litigation and diversion of management's attention. Further, any claims and litigation could cause product shipment delays or require us to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. Thus, litigation to defend and enforce our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations, regardless of the final outcome of such litigation. We may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of our rights may be ineffective in such countries.

THERE ARE NUMEROUS ADDITIONAL RISKS ASSOCIATED WITH SELLING OUR PRODUCTS TO FOREIGN MARKETS.

         We have sold and continue to sell products to customers in Canada and the Caribbean. Our management expects to augment our presence in international markets. Accordingly, our business, and our ability to expand our operations internationally, is subject to various risks inherent in international business activities. We may have difficulty in safeguarding our intellectual property in countries where intellectual property laws are not well developed or are poorly enforced.

         General economic conditions and political conditions of various countries may be subject to severe fluctuations at any time. Such fluctuations could hinder our performance under contracts in those countries or could hinder our ability to collect for product and services delivered in those countries. Unexpected changes in foreign regulatory requirements could also make it difficult or too costly for us to conduct business internationally.

         In addition, although we have normally been successful in stipulating that our foreign customers pay in U.S. dollars, any payment provisions involving foreign currencies may result in less revenue to us than expected due to foreign currency rate fluctuations. Further, the payment cycle for accounts receivable is longer in many countries than it is for domestic customers. If we significantly expand our international business, we anticipate that we will hedge exchange rate movements on either side of a locked-in spot rate for movements within certain ranges on dollar-foreign currency rates. Changes in the value of foreign currencies relative to the dollar beyond the ranges hedged by us could affect our financial condition and results of operations, and gains and losses on currency translations could contribute to fluctuations in our results of operations.

         Other risks associated with international operations include import and export licensing requirements, trade restrictions, changes in tariff rates, overlapping tax structures, and compliance with a variety of foreign laws and regulations. In addition, if we elect to establish a presence in international markets rather than marketing through independent sales representatives, as we presently do, we could encounter difficulty in staffing and managing an organization spread over various countries.

         In addition, we must translate our software into foreign languages. To the extent that we are unable to accomplish such translations in a timely manner, our ability to further penetrate international markets would be adversely affected. The deeper exposure to international markets creates new areas with which we are not familiar and places us in competition with new vendors. We cannot assure you that we will be successful in our efforts to compete in these international markets.

OUR STOCK PRICE MAY BE VOLATILE.

         The market price of our common stock may be volatile and may be significantly affected by many different factors. Some examples of factors that can have a significant impact on our stock price are as follows:

          -    actual or anticipated fluctuations in our operating results;

          - announcements of technological innovations, new products or new contracts by us or our competitors;

          - developments with respect to patents, copyrights or proprietary rights;

          - conditions and trends in the software and other technology industries;

          - adoption of new accounting standards affecting the software industry;

          -    changes in financial estimates by securities analysts; and

          -    general market conditions and other factors.

         In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for our common stock of technology companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We cannot assure you that similar litigation will not occur in the future with respect to us. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon our business, operating results and financial condition.

THE ANTI-TAKEOVER PROVISIONS IN OUR CORPORATE DOCUMENTS AND UNDER FLORIDA LAW MAY FRUSTRATE A TAKE-OVER ATTEMPT OF OUR COMPANY THAT A SHAREHOLDER MAY CONSIDER IN ITS BEST INTEREST.

         Certain provisions of Florida law and our articles of incorporation, as amended, may deter or frustrate a takeover attempt of our company that a shareholder might consider in its best interest. We are subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business

Corporation Act. These provisions require, subject to certain exceptions, that certain business combinations and corporate transactions with beneficial owners of more than 10 percent of a corporation's voting stock, or any entity or individual controlled by such owner (an "interested shareholder") be approved by a majority of disinterested directors or the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder." Voting rights must also be conferred on "control shares" acquired in specified control share acquisitions, generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "interested shares." "Control shares" are defined as shares that, except for the application of the statute, would have voting power that, when added to all other shares that the acquirer owns or has the power to vote, would give the acquirer (directly, indirectly, alone, or as a member of a group) voting power in excess of certain statutory parameters. "Interested shares" are defined as a corporation's shares for which any of the following persons have direct or indirect voting power in the election of directors: (a) the person or group that acquires control shares, (b) every officer of the corporation, and (c) every employee of the corporation who is also a director.

         In addition, certain provisions of our amended articles or bylaws, among other things, provide that:

          - any action required or permitted to be taken by our shareholders may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders;

          - the annual meeting of shareholders shall be held on such date and at such time fixed from time to time by the Board of Directors, provided that there shall be an annual meeting held every calendar year;

          - any special meeting of the shareholders may be called only by the Chairman of the Board, or upon the affirmative vote of at least a majority of the members of the Board of Directors, or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting;

          - an advance notice procedure must be followed for nomination of directors and for other shareholder proposals to be considered at annual shareholders' meetings; and

          - our Board of Directors be divided into three classes, each of which serves for different three-year periods.

         In addition, we are authorized to issue additional shares of common stock and up to five million shares of preferred stock. Preferred stock may be issued in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of common stock. Issuance of additional shares of common stock or new shares of preferred stock could also be used as an anti-takeover device.

OUR EARNINGS AND ASSETS WILL CHANGE IF THE COURT DETERMINES THAT WE DID NOT REDEEM SHARES OF COMMON STOCK FROM TYLER TECHNOLOGIES, INC. OR THAT THE REDEMPTION PRICE SHOULD BE INCREASED.

         The financial information presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference, is based on the number of outstanding shares of our common stock after the redemption of 5,618,952 shares of our common stock held by Tyler Technologies, Inc. If our declaratory relief action which we filed for a declaratory judgment to confirm the redemption is denied by the Court, the financial information presented in our 2001 Annual Report, and incorporated herein by reference, would be impacted as follows:

          - Outstanding shares of our common stock would increase by 5,618,952 shares;

          - For the year ended December 31, 2001, Diluted EPS would be $0.05 and Operating EPS (excluding one-time charges and gains) would be $0.15; and

          - The ending cash balance would increase by $7,305,000 if the redemption were not confirmed.

                  If the redemption is confirmed but it is determined that we must pay a higher redemption price, we would be required to draw such finds from our cash reserves an/or our credit line.

                                 USE OF PROCEEDS

      This Prospectus relates to shares of Common Stock being offered and sold for the accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares, but will pay all expenses related to the registration of the shares.

                              SELLING SHAREHOLDERS

      The Shares to which this Prospectus relates are being registered for re-offers and re-sales by the Selling Shareholders, who acquired the Shares as compensation in connection with services to be provided as directors of the Company. The Selling Shareholders may resell all, a portion or none of such Shares from time to time. The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of March 4, 2002, the number of shares owned, the number of Shares registered by this Prospectus, and the number and percent of outstanding shares that will be owned after the sale of the registered Shares, assuming the sale of all of the registered Shares.

                                NUMBER OF             NUMBER OF              NUMBER OF
         SELLING              SHARES OWNED             SHARES               SHARES OWNED            % OF SHARES
       SHAREHOLDER             BEFORE SALE           REGISTERED              AFTER SALE         OWNED AFTER SALE(1)
       -----------             -----------           ----------              ----------         -------------------
L. A. Gornto, Jr.                451,222(2)             6,290                 444,932                   4 %
O. F. Ramos                      243,659(3)             6,290                 237,369                   2 %
Bernard B. Markey                161,960(4)             6,290                 155,670                   1 %
George P. Keeley                 129,629(5)             6,290                 123,339                   1 %
Edward A. Moses                   49,234(6)             6,290                  42,944                    *
D. Van R. Morris                  53,290                6,290                  47,000                    *

----------------

*    Less than 1% of outstanding.

(1)  As of March 4, 2002, approximately 10,988,147 shares were outstanding.

(2) Includes 294,821 shares that Mr. Gornto may acquire within 60 days of the date hereof upon exercise of stock options.

(3) Includes 23,334 shares that Mr. Ramos may acquire within 60 days of the date hereof upon exercise of stock options.

(4) Includes 15,084 shares that Mr. Markey may acquire within 60 days of the date hereof upon exercise of stock options.

(5) Includes 3,334 shares that Mr. Keeley may acquire within 60 days of the date hereof upon exercise of stock options.

(6) Includes 13,333 shares that Mr. Moses may acquire within 60 days of the date hereof upon exercise of stock options.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell or distribute some or all of the Shares offered by this Prospectus from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) on one or more exchanges, the Nasdaq NMS, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Shareholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act, may be sold under Rule 144 rather than pursuant to this Prospectus.

      The amount of securities sold under this Prospectus by any Selling Shareholder, acting individually or together with other Selling Shareholders, may not exceed, during any three month period, certain volume limitations imposed under Rule 144.

      The Selling Shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholders and any other Selling Shareholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the Common Stock for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketing of the Common Stock.

      The Company will pay substantially all of the expenses incident to this offering of the Shares by the Selling Shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Shareholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      The Company will receive no portion of the proceeds from the sale of the Shares and will bear all expenses related to the registration of this offering of the Shares.

                      LIMITED LIABILITY AND INDEMNIFICATION

      Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which an unlawful distribution is made, (d) in a derivative proceeding, conscious disregard for the best interest of the corporation or willful misconduct, or (e) in a non-derivative proceeding, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director of officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

      The Amended and Restated Articles of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents or portions thereof as indicated:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     2.   The Company's Current Report on Form 8-K dated February 13, 2002.

     3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, File Number 0-22657, filed on June 5, 1997, and any reports or amendments to the foregoing filed with the Commission for the purpose of updating such descriptions.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig, P.A., 450 South Orange Avenue, Suite 650, Orlando, Florida 32801.

     The financial statements and schedules incorporated by reference in the Prospectus and elsewhere in this Amendment No. 2 to the Form S-8 Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods indicated in their report, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) deriving an improper personal benefit from a transaction; (iii) voting for or assenting to an unlawful distribution; and (iv) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      These issuances were made in reliance on the exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale."

ITEM 8.  EXHIBITS


EXHIBIT NUMBER     DESCRIPTION
--------------     -----------

       4.1         1997 Employee Incentive Compensation Plan, as amended.*
       5.1         Opinion of Greenberg, Traurig, P.A.*
      23.1         Consent of Greenberg, Traurig, P.A.
      23.2         Consent of Arthur Andersen LLP.
      24.1         Power of Attorney (included on signature page).
      99.1         Letter to Securities and Exchange Commission.

*Previously filed as exhibits (under respective exhibit numbers) to the Company's Registration Statement on Form S-8 filed December 22, 2000, File No. 333-52552.

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida on March 28, 2002.

                                             H.T.E., Inc.

                                             By:  /s/ Joseph M. Loughry, III
                                                      Joseph M. Loughry, III
                                                      President, Chief Executive
                                                      Officer and Director

      Pursuant to the requirements of the Securities Act, this Post Effective Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                                      TITLE                             DATE
          ---------                                      -----                             ----
/s/ Joseph M. Loughry, III               Chief Executive Officer, President and       March 28, 2002
Joseph M. Loughry, III                   Director (Principal Executive Officer)

/s/ Susan D. Falotico                    Chief Financial Officer , Treasurer and      March 28, 2002
Susan D. Falotico                        Vice President (Principal Financial
                                         Officer)

* Bernard B. Markey                      Director and Chairman of the Board           March 28, 2002
Bernard B. Markey

* L. A. Gornto, Jr.                      Executive Vice President, Secretary and      March 28, 2002
L.A. Gornto, Jr.                         Director

* Edward A. Moses                        Director                                     March 28, 2002
Edward A. Moses

* O. F. Ramos                            Director                                     March 28, 2002
O. F. Ramos

* George P. Keeley                       Director                                     March 28, 2002
George P. Keeley

* D. Van R. Morris                       Director                                     March 28, 2002
D. Van R. Morris

* /s/ Joseph M. Loughry, III
      Joseph M. Loughry, III
      Attorney-in-Fact

* /s/ Susan D. Falotico
      Susan D. Falotico
      Attorney-in-Fact

                                  EXHIBIT INDEX



EXHIBIT NUMBER     DESCRIPTION
--------------     -----------
     23.1          Consent of Greenberg Traurig, P.A.
     23.2          Consent of Arthur Andersen LLP.
     99.1          Letter to Securities and Exchange Commission.